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                                                  EXHIBIT 10.24
                       STATE OF CONNECTICUT


              DEPARTMENT OF PUBLIC UTILITY CONTROL
                       TEN FRANKLIN SQUARE
                      NEW BRITAIN, CT 06051



DOCKET NO. 92-02-19 APPLICATION OF THE YANKEE GAS SERVICES
                    COMPANY FOR AN INCREASE IN RATES - REOPEN 11


                         October 1, 1997

                 By the following Commissioners:

                             John W. Betkoski, III
                             Jack R. Goldberg
                             Glenn Arthur



                             DECISION


1.    INTRODUCTION

         By letter dated September 2, 1997, Yankee Gas Services Company (Company) and the Office of Consumer Counsel (OCC) jointly filed a proposal in response to the Department of Public Utility Control's (Department) Order No. 1 in the Decision dated July 9, 1997, in Docket No. 96-08-05, DPUC Financial and Operational Review of Yankee Gas Services Company. Order No. 1 stated that ". . . the Company shall, if it chooses, submit for the Department's consideration a proposal indicating to which items the total over-earning dollars [$3,191,000] should be allocated." The Company and the OCC met to discuss the Company's response to Order No. 1. As a result of those meetings, the Company and OCC requested that the Department reopen Docket No. 92-02-19, Application of Yankee Gas Services Company for an Increase in Rates Reopen II, and approve an amendment to the settlement accepted by the Department in the Decision in that docket dated January 3, 1996 (Settlement).

         By letter dated September 15, 1997, the Department advised the Company and OCC that it has certain concerns regarding the proposal. On September 17, 1997, the Company requested a Technical meeting to resolve the Department's concerns and filed supplemental information on September 22, 1997. Pursuant to a Notice of Technical Meeting dated September 19, 1997, the Department held a technical meeting to discuss the Settlement filed in response to Order No. 1.

II.      DECISION TO REOPEN

         The Department hereby reopens the January 3, 1996
Decision in Docket No. 92-02-19 for the limited purpose of considering the Company's and OCC's proposal to amend the Settlement accepted by the Department in that Decision.

111.     DEPARTMENT ANALYSIS OF THE COMPANY AND OCC PROPOSAL

         The Company and OCC are currently bound by the Settlement, which is due to expire on September 11, 1998. In response to Order No. 1 in the Decision dated July 9, 1997, in Docket No. 96-08-05, the Company and OCC submitted a three point proposal to amend the Settlement. Except as provided below, all terms and conditions of the Settlement would remain unchanged. In summary, the Company and OCC propose to:

1. Extend the Settlement term. The Settlement would be extended two years and expire on September 30, 2000.

2. Defer allowable 1997 Deferred Gas Costs. Past under-recovery of gas costs allowable for recovery during the current year (1997 Deferred Gas Costs) would be added to existing deferred assets defined in the Stipulation and Agreement. 1997 Deferred Gas Costs of approximately $6 million would be funded by capacity release credits and excess interruptible margin rather than billing firm sales customers directly through the Purchased Gas Adjustment (PGA).

3. Refund $3,190,000 to customers through the PGA. The $3,190,000 of fiscal year 1998 over-earnings identified by the Department in the Decision in Docket No. 96-08-05 would be credited to firm sales customers through the PGA over the period November 1997 through March 1998.

         Further, the Company proposes that for purposes of General Statutes of Connecticut Section 16-19(g), which states that if a public service company has for six consecutive months earned a return on equity which exceeds the return authorized by the Department by at least one percentage point, the Department shall hold a special public hearing on the need for an interim rate decrease, the Company's return on equity (ROE) would be set at 11.15% for the term of the Settlement, unless the Department authorizes a different ROE.

         The Department has reviewed the Settlement proposal and finds it to be in the public interest. The Department hereby approves the amended Settlement. While we applaud the Company and OCC's efforts to reduce rates, the Department is concerned that there is no mention of funding cast iron replacement, which was discussed in the July 9, 1997, Decision in Docket No. 96-08-05. Rates and quality of service are equally important issues. The Department expects the Company to monitor its infrastructure closely and, if needed, augment funding unilaterally. The Department suggests that the conservation collaborative group consider allocating unspent funding to address distribution plant quality.

DPUC ELECTRONIC LIBRARY LOCATION K:\FINL-DECTILED UNDER UTILITY
TYPE, DOCKET NO., DATE


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DOCKET NO. 92-02-19 APPLICATION OF THE YANKEE GAS SERVICES
COMPANY FOR AN INCREASE IN RATES - REOPEN 11




This Decision is adopted by the following Commissioners:


                   John W. Betkoski, III

                   Jack R. Goldberg

                   Glenn Arthur



                      CERTIFICATE OF SERVICE

         The foregoing is a true and correct copy of the Decision issued by the Department of Public Utility Control, State of Connecticut, and was forwarded by Certified Mail to all parties of record in this proceeding on the date indicated.




                                                      OCT 17 1997
                        Robert J. Murphy
                        Executive Secretary
                        Department of Public Utility Control